Item 77C

BT PYRAMID MUTUAL FUNDS

Registrant incorporates by reference Registrant's Proxy Statement dated June, 2002 filed on June 18, 2002 (Accession No.0000950130-02-004432 for Money Market Fund Investment and Equity 500 Index Fund Investment.

Registrant incorporates by reference Registrant's Annual Report for Money Market Fund Investment and Equity 500 Index Fund Investment as of December 31, 2002 which details the matters proposed to shareholders and the shareholder votes cast.